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April 2, 2001


John Simon
10 Tenaya Lane
Novato, CA  94947


Dear John,

Following the close of our 2000 business, the development of our 2001 plan and our recent discussions, it is with pleasure that I confirm our verbal offer for your continued employment with QRS Corporation. The following summarizes our offer:

POSITION

You will have overall corporate responsibility as Chief Executive Officer.

REPORTING TO

Peter R. Johnson, Chairman of the Board

LOCATION

Richmond, CA

MISSION STATEMENT

As the key executive of QRS, you should ensure continued focus on the long-term mission of QRS:

o We are the leader in network-centric, inter-enterprise electronic commerce solutions that materially improve our customers' performance.
o    We will serve the global consumer good demand chain.
o    We will exceed customer expectations for service quality.
o We will be recognized as an exciting and rewarding place to work by our employees.
o    We will provide superior returns to our shareholders

In addition, as the CEO of QRS, you also have as continuing, significant responsibility the development and maintenance of QRS' management process and promotion of and adherence to its core values among its associates.


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KEY OBJECTIVES

As a key executive of QRS, your focus in 2001 should be on successfully addressing the critical issues facing QRS. In addition the following specific objectives have been agreed between us:

     A. Ensure QRS values, mission, and management process are understood and accepted - based on an assessment of our success ensuring commitment to, and appropriate growth of these components of the QRS culture and process, including the effective integration of these values, mission, and management process with QRS and its Business Units.

     B. Ensure the timely development and implementation of strategy - based on an assessment of the environment that surrounds us, the opportunity and including but not limited to alliances, strategic mergers and acquisitions; organization strategy, PMI; capital structure and investment banking improvements.

     C. Ensure the timely development and implementation an effective planning process including "vision" documents, product and marketing strategy, and budgets in a timely and effective manner.

     D. Work with me to complete a 2001 plan reflecting a minimum of * CAGR over 2000 and Earnings before Amortization of Goodwill of * with the objective of re-establishing credibility with the investment community and returning QRS to historic performance and market valuations.

     E. Successfully implement the reorganization (described in our report to the Board on December 19th, 2000 titled "Strategic Organization Initiatives").

     F. Support the Board and me to consider and, if appropriate, restructure the company to:

          a)   Integrate Tradeweave and implement the re-organization

          b) Change the culture of QRS to achieve interdependent teams with high energy and accountability, fact based decision making and a customer focused strategy,

          c)   *

          d)   *

          e) Position the Company for ongoing successful operations that meet or exceed the expectations of our employees, customers and shareholders.


ANNUAL COMPENSATION

Your annual compensation will be administered by me and reviewed by the Compensation Committee of the Board of Directors.

o        Your base compensation will continue to be $290,000 per year.
o In addition, your targeted annual incentive compensation will continue to be $217,500 or 75% of your base compensation.
o Therefore, the annual total target compensation (base plus incentive at 100% of plan) shall continue to be $507,500.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such material has been filed separately with the Commission pursuant to Rule 24b-2.

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Your compensation will be reviewed at the first day of the quarter immediately following the second quarter in which the company is on its financial plan and budget. (i.e. if the company reaches its correct financial plan by Q1, your compensation will be reviewed on the first day of Q3)

Otherwise, your compensation including incentives, will be reviewed in the first quarter of each year (unless there is a change in objectives, locations, etc., in which case it will be reviewed at that time), to ensure that it continues to be equitable, appropriate to the location and provide appropriate incentives and support to the agreed objectives.

ANNUAL INCENTIVE COMPENSATION COMPONENTS

1. General Corporate Financial Objectives (80%)- Incentive compensation payment is subject to the achievement of the Company's overall financial objectives as defined by the 2001 Plan as approved by the Board of Directors. Should the Company not achieve these financial objectives, incentive compensation will be subjectively determined based upon your performance against your objectives and the Company's determination as to available incentive compensation funding.

     A. Achieve * in QRS Revenue (40%)- Paid at year-end on a pro rata basis from a minimum of 95% of plan and linearly thereafter with results to 105% of plan. The payout rate doubles on revenue performance over 105% of plan. There is a maximum payout of $250,000 on this incentive.

     B. Achieve * in QRS Earnings before Amortization of Goodwill (40%) - Paid at year-end on a pro rata basis from a minimum of 95% of plan and linearly thereafter with results to 105% of plan. The payout rate doubles on earnings performance over 105% of plan. There is a maximum payout of $250,000 on this incentive.

2. Personal Strategies and Objectives (20%) - Incentive compensation payment is subject to fulfillment of your specific objectives as CEO. While specific objectives have been noted above to measure your performance for incentive compensation, such measurements assume the overall performance of you and your direct reporting organization in the achievement of Company responsibilities, customer services levels, employee satisfaction and turnover, and the support of overall Company objectives, including the effective integration of Tradeweave and the repositioning of QRS under the Tradeweave brand with an integrated sales, marketing, and product plan.

LONG TERM INCENTIVES

As an officer of QRS, on January 2, 2001, you were entitled to convert certain of your stock options into restricted QRS stock. For your stock options converted into restricted shares, the restricted shares will have the same provisions as your original stock options with the exception of a different vesting schedule as outlined in your Restricted Stock Agreement (i.e. acceleration, change of control protection, etc.). As CEO you were granted two stock option grants of 15,000 shares each on March 8, 2000 with special vesting provisions based on Company growth in 2000/2001 and 2000/2001/2002. The first of these has been cancelled based on 2000 performance, and the second has been converted to restricted stock with standard vesting provisions per Restricted Stock Agreement.

 The Board of Directors may grant you more stock options in the future with the approval of the Compensation Committee. The details of your current stock option grants and restricted stock is attached in Addendum B.


* Indicates that material has been omitted and confidential treatment has been requested therefor. All such material has been filed separately with the Commission pursuant to Rule 24b-2.


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BENEFITS

In addition to the benefits available to all QRS associates as defined in the Employee Handbook; as an Officer you are provided with additional benefits as follows:

Life Insurance - The Company shall purchase and maintain in effect additional term life insurance for you with a death benefit of $1,000,000.00 with beneficiary to be designated by yourself. You will have the option of continuing this additional term life insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

Disability Insurance - The Company shall purchase and maintain in effect disability insurance sufficient to provide you with an income equal to 66% of your base compensation while you are disabled and unable to perform the duties of your current employment with QRS. You will have the option of continuing this additional disability insurance coverage at your own expense in the event of the termination of your employment. This additional insurance benefit is taxable and will be reported for tax purposes as additional income to you.

Liability Insurance - The Company shall purchase and maintain in effect sufficient Officer's liability insurance to provide you with reasonable coverage, including the provision of legal counsel and/or reimbursement of appropriate legal fees you pay personally, against all liability claims and judgments arising from your legal exercise of your duties as an Officer of QRS, including any actions filed after you cease your duties as an Officer or in the event of the termination of your employment. The Company shall also provide in its bylaw as full indemnification for you as a QRS officer to the maximum extent permissible under Delaware law.

TERMINATION AND SEVERANCE

This position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause, with or without notice.

In the event your employment is terminated without cause, you will become entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination. In addition, your QRS stock options and restricted shares will become fully vested. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

For purposes of this agreement, termination "for cause" shall mean a termination of your employment for any of the following reasons: (1) your failure to substantially perform the material duties of your position with the Company after a written demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which you have not substantially performed those duties and which provides a reasonable period for you to cure those deficiencies; (2) a material breach by you of your obligations under any confidential or proprietary information agreements with the Company or of any of your fiduciary obligations as an officer of the Company, (3) your failure to follow in a material respect the reasonable policies or directives established on an employee-wide basis by the Company, after written notice to you indicating the policies or directives with which you are not in material compliance, (4) any willful misconduct on your part having a material detrimental effect on the Company or (5) any


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unauthorized activity on your part which creates a material conflict of interest between you and the Company after you have been provided with a reasonable opportunity to refrain from that activity.

CHANGE OF CONTROL BENEFITS

A. Should there occur a Corporate Transaction or a Change in Control (as those terms are defined in the Company's 1993 Stock Option/Stock Issuance Plan) and either (i) your employment is subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, then you will be entitled to twelve (12) months of severance pay equal in the aggregate to your targeted total annual compensation and benefits at the level in effect at the time of your termination or resignation or (if greater) at the level in effect immediately prior to the Corporate Transaction or Change in Control. Your severance payments will be made in accordance with the Company's standard payroll practices for current employees and will be subject to the Company's collection of all applicable withholding taxes.

B. This Paragraph B incorporates the special acceleration provisions of the Company's 1993 Stock Option/Stock Issuance Plan and accordingly applies to any and all options which you hold under the 1993 Plan at the time of a Corporate Transaction or Change in Control, including all options you currently hold and any options subsequently granted to you under the 1993 Plan. To extent any of those options are not to be assumed by the successor entity (or parent company) in the Corporate Transaction or otherwise continued in effect following the Change in Control or are not replaced with a cash incentive program which preserves the spread existing at the time of such Corporate Transaction or Change in Control on any shares for which your options are not otherwise at that time exercisable (the excess of the fair market value of those shares over the exercise price), then those options shall, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options and may be exercised for all or any portion of those shares as fully vested shares. The acceleration of your options pursuant to this Paragraph B will not be subject to the limitation of Paragraph C below, even if the options which are not to be assumed or continued in effect or otherwise replaced with a cash incentive program were granted on or after December 24, 1997.

C. This Paragraph C applies only to options granted to you under the Company's 1993 Stock Option/Stock Issuance Plan on or after December 24, 1997. In the event of a Corporate Transaction or Change in Control during your period of employment with the Company, all of your post December 23, 1997 options will, immediately prior to the specified effective date for the Corporate Transaction or Change in Control, become exercisable for all the shares at the time subject to those options, whether or not those options are to be assumed or replaced with a cash incentive program and those accelerated options may be exercised for all or any portion of the option shares as fully vested shares. Such acceleration of your post December 23, 1997 options will, however, be limited to the extent and only to the extent necessary to assure that the option parachute payment attributable to the accelerated besting of those options would not constitute an excess parachute payment under Internal Revenue Code Section 280G(b).

D. To the extent one of more of your options do not accelerate upon a Corporate Transaction or Change in Control by reason of the provisions of Paragraph B or the limitation of Paragraph C above, those options will continue to become exercisable in accordance with the original exercise


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         schedule indicated in the respective grant notices for those options.
         However, should either (i) your employment be subsequently terminated without cause or (ii) you subsequently resign by reason of a material change in your base compensation, your targeted annual incentive compensation, your annual total target compensation, or your benefits (for this purpose, 15% will be deemed a material reduction), a material reduction in your duties or responsibilities, or a change in your principal place of employment by more than 50 miles, within twenty four
         (24) months following such Corporate Transaction or Chance in Control, then each of your post December 23, 1997 options, to the extent outstanding at that time but not otherwise fully exercisable, shall automatically accelerate and become immediately exercisable for all the option shares and may be exercised for any or all of those shares as fully vested shares at any time prior to the expiration or sooner termination of the option term. Your pre-December 24, 1997 options will not be subject to acceleration upon such an involuntary termination or resignation.

E. Any of your options (whether granted before or after December 23, 1997) which are assumed by the successor entity (or parent company) in the Corporate Transaction or are otherwise continue in effect following the Change in Control transaction shall be appropriately adjusted to apply and pertain to the number and class of securities which would have been issued to you in the consummation of such Corporate Transaction or Change in Control had the options been exercised immediately prior to such event. Appropriate adjustments shall also be made to the option prices payable per share, provided the aggregate option prices payable shall remain the same.

EMPLOYMENT AT WILL

As you may be aware California is an EMPLOYMENT AT WILL state. This means that your position is for no set period or term and just as you have the right to resign your position, at any time, for any reason, QRS reserves the right to terminate your employment, at any time, with or without cause and with or without notice. If any contrary representation has been made to you, it is superseded by this letter. No subsequent agreement contrary to this nor any amendment to this term can be made unless it is in writing and signed by both you and the VP, Human Resources.


Sincerely,




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Peter R. Johnson, Chairman of the Board


I accept this ongoing position with QRS Corporation on these terms and conditions on the terms above and understand and agree that it supersedes any other agreement, written or oral, I may have with QRS with respect to employment or compensation by QRS including salary, incentive, options, termination and severance.




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John Simon, CEO                             Date